Exhibit 99.1
NEWS RELEASE
Date: December 5, 2007
Oilsands Quest Inc. announces close of public offering
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) (the “Company”) announced the completion today of its previously-announced marketed public offering (the “Offering”) of 11,000,000 units (“Units”), priced at US$5.00 per Unit, and 2,600,000 common shares on a flow-through basis (“Flow-through Shares”), priced at Cdn$6.17 per Flow-through Share. The Flow-through Shares were not offered in the United States.
Each Unit is comprised of one common share (a “Share”) and one-half of a common share purchase warrant of the Company (a “Warrant”) with each whole Warrant entitling the holder to purchase one Share of the Company at US$6.75 for a period of 24 months following closing of the Offering.
The Warrants associated with the Units are listed for trading on the American Stock Exchange (Amex) under the symbol BQI.WS.
The Offering was made through a syndicate of underwriters (the “Underwriters”) bookrun by TD Securities Inc. and including Genuity Capital Markets, CIBC World Markets Inc., Desjardins Securities Inc., Blackmont Capital Inc., Canaccord Capital Corporation and Lehman Brothers Canada Inc. in Canada and their respective U.S. registered broker dealer affiliates. An over-allotment option was granted by the Company to the Underwriters for the purchase of up to 1,650,000 Shares and 825,000 Warrants, exercisable at any time up to 30 days from the closing of the Offering. The Offering resulted in net proceeds to the Company of approximately US$67.7 million.
The Company intends to use the proceeds of the offering of Units for reservoir testing and other costs associated with the Axe Lake Discovery and for general corporate purposes. Specific allocations of the proceeds for such purposes have not been made at this time.
The Company intends to use the proceeds from the offering of the Flow-through Shares to incur Canadian Exploration Expenses through exploration activities relating to its permit lands.
About Oilsands Quest Inc.
Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding by applying its technical expertise to develop multiple potential global-scale discoveries. The company (www.oilsandsquest.com) is the originator of Saskatchewan’s emerging oil sands industry.
Forward-looking information

Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking statements such as references to Oilsands Quest’s exploration, technical and development programs and future discoveries are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, exploration and technical risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control, and no assurance can be given that the programs will be completed on time, on budget or at all. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of Oilsands Quest’s land holdings.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com